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                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                     Commission File Number      1-5728
                                                            --------------------

                            Rollins Truck Leasing LLC
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             (Exact name of registrant as specified in its charter)

                      One Rollins Plaza, 2200 Concord Pike
                              Wilmington, DE 19803
                                 (302) 426-2806
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              7.00% Collateral Trust Debentures Due March 15, 2003
              7 1/4 % Collateral Trust Debentures Due May 15, 2005
               7.30% Collateral Trust Debentures Due March 1, 2007
               6.75% Collateral Trust Debentures Due April 5, 2006
             8.00% Collateral Trust Debentures Due February 15, 2003
            8.375% Collateral Trust Debentures Due February 15, 2007
            8.25% Collateral Trust Debentures Due May 1, 2002
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            (Title of each class of securities covered by this Form)

                                      None
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              (Title of all other classes of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(i)  [ ]
               Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [X]

         Approximate number of holders of record as of the certification or notice date: 50

         Pursuant to the requirements of the Securities Exchange Act of 1934, Rollins Truck Leasing LLC, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             ROLLINS TRUCK LEASING LLC

DATE:  April 8, 2002               By:      /s/ Michael A. Duff
                                      -------------------------
                                             Name:  Michael A. Duff
                                             Title: Vice President and Secretary